Exhibit 99.1

NeuroMetrix Announces One-for-Four Reverse Split

Shares of Common Stock and Certain Warrants Will Begin Trading on a Split-Adjusted Basis on December 2, 2015

BOSTON--(BUSINESS WIRE)--NeuroMetrix, Inc. (NASDAQ:NURO) today announced a one-for-four reverse split of its common stock effective as of Tuesday, December 1, 2015. The shares underlying the Company’s outstanding options and warrants will also be adjusted accordingly.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market. As a result of the reverse stock split, every four shares of the Company’s common stock issued and outstanding prior to the opening of trading on December 2, 2015 will be consolidated into one issued and outstanding share, with no change in the nominal par value per share of $0.0001. No fractional shares will be issued as a result of the reverse stock split. Shareholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu thereof.

Trading of the Company’s common stock on the NASDAQ Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Wednesday, December 2, 2015, under new CUSIP number 641255500.  Trading of the Company’s listed warrants to purchase common stock on the NASDAQ Capital Market will also continue, on a split-adjusted basis, with the opening of the markets on Wednesday, December 2, 2015, under new CUSIP number 641255153. Shares of the Company’s common stock and the Company’s listed warrants to purchase common stock will continue to trade under the symbols “NURO” and “NUROW”. Immediately subsequent to the reverse stock split, there will be approximately 3,446,310 shares of the Company’s common shares issued and outstanding.

The Company has retained its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to act as its exchange agent for the reverse split. AST will provide shareholders and holders of listed warrants of record as of the effective date instructions for the exchange of their certificates and/or warrants. Shareholders owning shares and/or warrants via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

For more information regarding the Company’s reverse stock split, please refer to the proxy statement filed by the Company with the Securities and Exchange Commission on Schedule 14A on September 29, 2015.

About NeuroMetrix

NeuroMetrix is an innovative health-care company that develops wearable medical technology and point-of-care tests that help patients and physicians better manage chronic pain, nerve diseases, and sleep disorders. The company is located in Waltham, Massachusetts and was founded as a spinoff from the Harvard-MIT Division of Health Sciences and Technology in 1996. For more information, please visit www.NeuroMetrix.com.

Corporate Contact:

NeuroMetrix, Inc.
Thomas T. Higgins

781-314-2761
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com